For Immediate Release		Exhibit 99.1

Contact:	Daniel Swenson VP, Investor Relations 713-209-8484 Daniel.Swenson@cooperindustries.com

Cooper Industries Reports Record First Quarter Earnings Per Share From Continuing Operations

•	Core Revenues Increase a Record 16 percent

•	Record First Quarter Earnings From Continuing Operations of $.93 Per Share

•	Full Year EPS Guidance Increased to $3.75 to $3.90 from $3.60 to $3.80

Dublin, Ireland, April 25, 2011 – Cooper Industries plc (NYSE: CBE) today reported income from continuing operations of $156 million for the first quarter of fiscal year 2011, an increase of $37 million, or 31%, from $119 million in the same period last year. Earnings per share from continuing operations improved $0.23 per share, or 33%, to $0.93 compared to earnings per share from continuing operations of $0.70 for the same period a year ago. During the first quarter of 2011 Cooper recognized discrete tax items which improved reported results by $9.7 million, or $0.06 per share.

Total revenue, excluding Tools, increased $196 million, or 18%, to $1.28 billion for the first quarter of 2011 from revenues of $1.08 billion in the first quarter of the prior year. This resulted from record core revenue growth of 16%, excluding Tools, and was driven by double digit core revenue growth in nearly all divisions. Currency translation increased reported revenues by 0.5% and acquisitions added 1.5% compared to the prior year. Total Electrical Segments operating profit margin improved to 16.0% for the first quarter of 2011 from 15.7% in the same period last year.

“We are very pleased to report record earnings and core revenue growth for the combined Electrical Segments. This is the second consecutive quarter where Cooper has reported record core growth as the utility markets snapped back sharply, our industrial markets remained strong, and demand for energy-efficient technologies such as LED lighting gained additional momentum. During the quarter we invested in new product development and global initiatives which, although moderating incremental margins, should result in continued future growth opportunities. As expected, commodity cost pressures were not fully offset by pricing actions taken during the first quarter but we expect to see this reverse as we move through the balance of 2011,” said Cooper Industries’ Chairman and Chief Executive Officer Kirk S. Hachigian.

During the first quarter of 2011 Cooper recognized a gain from discontinued operations of $190.3 million (net of tax of $105.6 million) or $1.14 per share in connection with the consummation of the settlement agreement with Pneumo Abex. As a result of the settlement agreement, Cooper and its subsidiaries have no further obligations under a Mutual Guaranty Agreement with Pneumo Abex, pursuant to which an affiliate of Cooper had assumed the defense and indemnity of certain asbestos related claims. The amount of the non-cash gain from discontinued operations reflects the difference between the Company’s accrual for its potential liability and defense costs (on an undiscounted basis), net of certain anticipated insurance recoveries, and the amounts payable pursuant to the settlement agreement.

During the first quarter of 2011 Cooper reported free cash flow use of $25.6 million. The company’s total debt net of cash as of March 31was $427.8 million, which resulted in a 10.7% net debt to capitalization ratio. “The first quarter reported free cash flow results reflect working capital investments to support our strong revenue performance and increased investments to fund growth initiatives. With an exceptionally strong balance sheet, we will continue to fund internal growth projects and capitalize on an improving acquisition pipeline,” said Hachigian.

Segment Results
Energy & Safety Solutions segment revenues for the first quarter of 2011 increased 19.5% to $680.9 million, compared with $569.9 million in the first quarter 2010. Core revenues were 16.2% higher than the comparable prior year period, with currency translation increasing reported revenues 0.5% and acquisitions adding 2.8%. Sales growth was primarily related to strong utility orders and purchase trends in the Company’s Power Systems division, as well as continued demand strength from industrial and energy markets at the Company’s Crouse Hinds and Safety divisions.

Segment operating earnings were $116.3 million, an increase of 21% from the $96.1 million in the prior year’s first quarter. Segment operating margin increased 20 basis points to 17.1% for the first quarter 2011, compared to 16.9% for the first quarter of 2010.

Electrical Products Group segment revenues for the first quarter of 2011 increased 16.5% to $596.8 million, compared with $512.2 million in the first quarter 2010. Core revenues were 15.8% higher than prior year, with currency translation increasing reported results 0.5% and acquisitions adding 0.2%. Revenue growth was driven primarily by commercial and industrial demand for Cooper Lighting division products and continued strong performance at the Bussmann division.

Segment operating earnings were $88.6 million, an increase of over 20% from the $73.5 million reported in the prior year’s first quarter. Segment operating margin increased 50 basis points to 14.8% for the first quarter of 2011, compared to 14.3% for the first quarter of 2010.

Tools Joint Venture
As a result of the creation of the Apex Tool Group joint venture on July 4, 2010, the Tools business was deconsolidated beginning with the third quarter 2010. Equity income from the Apex Tool Group joint venture of $14.5 million is included in operating earnings in the first quarter 2011, compared to Tools segment reported operating earnings of $12.0 million in the first quarter of 2010.

Outlook
“We remain committed to delivering a balance of growth, margin expansion and cash generation. We are increasing our 2011 forecasted earnings per share from continuing operations to $3.75 to $3.90 from $3.60 to $3.80. This guidance now assumes full-year revenue growth of 8 to 11 percent, excluding Tools segment revenue from 2010. For the second quarter of 2011 we expect earnings per share of $.90 to $.95 on a tax rate of 19 to 20 percent and revenue growth of 10 to 13 percent compared to the second quarter of 2010, again excluding Tools revenue” said Hachigian.

About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2010 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2010 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 21 countries as of 2010. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2011 and 2010 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations.

Conference Call

Cooper will hold a conference call today at 12:00 noon EST to provide shareholders and other interested parties an overview of the Company’s first quarter 2011 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 203-3206 using pass code 28937153, or over the Internet in the “Investors” section of the company website, www.cooperindustries.com. International callers should dial (617) 213-8848 and use pass code 28937153.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the “Investors” section of the Company’s website, www.cooperindustries.com.

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the “Investors” section of the Company’s website, www.cooperindustries.com prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2011	2010
	(in millions where applicable)
Revenues	$1,277.7	$1,228.6
Cost of sales	843.7	821.1
Selling and administrative expenses	250.9	244.8
Equity in (income) of Apex Tool Group, LLC	(14.5)	—
Restructuring charges	—	3.5

Operating earnings	197.6	159.2
Interest expense, net	16.3	12.4

Income from continuing operations before income taxes	181.3	146.8
Income taxes	25.5	28.2

Income from continuing operations	155.8	118.6
Income related to discontinued operations, net of income taxes	190.3	—

Net income	$346.1	$118.6

Net Income Per Common share:
Basic:
Continuing operations	$.94	$.71
Discontinued operations	1.16	—

Net Income	$2.10	$.71

Diluted:
Continuing operations	$.93	$.70
Discontinued operations	1.14	—

Net Income	$2.07	$.70

Shares Utilized in Computation of Income Per Common Share:
Basic	165.0 million	167.6 million
Diluted	167.6 million	169.5 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2011	2010
Revenues	100.0%	100.0%
Cost of sales	66.0%	66.8%
Selling and administrative expenses	19.6%	19.9%
Operating earnings	15.5%	13.0%
Income from continuing operations before income taxes	14.2%	11.9%
Income from continuing operations	12.2%	9.7%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Three Months Ended March 31
Segment Information

	Quarter Ended March 31,
	2011	2010
	(in millions)
Revenues:
Energy & Safety Solutions	$680.9	$569.9
Electrical Products Group	596.8	512.2

Total Electrical Segments	$1,277.7	$1,082.1
Tools	—	146.5

Total	$1,277.7	$1,228.6

Segment Operating Earnings:
Energy & Safety Solutions	$116.3	$96.1
Electrical Products Group	88.6	73.5
Tools	—	12.0

Total Segment Operating Earnings	204.9	181.6
General Corporate Expense	21.8	18.9
Equity in (income) of Apex Tool Group, LLC	(14.5)	-
Restructuring charges	—	3.5
Interest expense, net	16.3	12.4

Income from continuing operations before income taxes	$181.3	$146.8

	Quarter Ended March 31,
	2011	2010
Return on Sales:
Energy & Safety Solutions	17.1%	16.9%
Electrical Products Group	14.8%	14.3%
Total Electrical Segments	16.0%	15.7%

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	December 31,
	2011	2010
	(in millions)
ASSETS
Cash and cash equivalents	$1,008.4	$1,035.3
Receivables, less allowances	885.0	795.9
Inventories	489.8	438.9
Current discontinued operations receivable	3.3	13.0
Other current assets	292.9	207.5

Total current assets	2,679.4	2,490.6

Property, plant and equipment, less accumulated depreciation	614.3	608.3
Investment in Apex Tool Group, LLC	523.2	511.3
Goodwill	2,388.1	2,356.5
Other intangible assets, less accumulated amortization	331.9	333.6
Long-term discontinued operations receivable	8.8	150.6
Other noncurrent assets	167.6	217.7

Total assets	$6,713.3	$6,668.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$17.4	$7.7
Accounts payable	479.5	462.6
Accrued liabilities	451.9	510.1
Current discontinued operations liability	251.0	45.4
Current maturities of long-term debt	—	0.6

Total current liabilities	1,199.8	1,026.4

Long-term debt	1,418.8	1,420.4
Long-term discontinued operations liability	49.6	701.7
Other long-term liabilities	459.2	314.0

Total liabilities	3,127.4	3,462.5

Common stock, $.01 par value	1.7	1.7
Retained earnings	4,010.3	3,658.7
Treasury stock	(296.5)	(288.6)
Accumulated other nonowner changes in equity	(129.6)	(165.7)

Total shareholders’ equity	3,585.9	3,206.1

Total liabilities and shareholders’ equity	$6,713.3	$6,668.6

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Three Months Ended
	March 31,
	2011	2010
	(in millions)
Cash flows from operating activities:
Net income	$346.1	$118.6
Adjust: (Income) related to discontinued operations	(190.3)	—

Income from continuing operations	155.8	118.6
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	31.6	36.6
Deferred income taxes	(8.7)	10.2
Excess tax benefits from stock options and awards	(7.3)	(2.6)
Distribution of earnings from Apex Tool Group, LLC	5.4	-
Equity in (income) of Apex Tool Group, LLC	(14.5)	-
Restructuring charges	—	3.5
Changes in assets and liabilities(1)
Receivables	(78.5)	(42.6)
Inventories	(43.7)	(22.7)
Accounts payable and accrued liabilities	(45.3)	(6.2)
Discontinued operations assets and liabilities, net	0.9	(6.4)
Other assets and liabilities, net	4.3	(4.8)

Net cash provided by operating activities	—	83.6

Cash flows from investing activities:
Capital expenditures	(25.8)	(14.7)
Cash paid for acquired businesses	(1.8)	(6.2)
Proceeds from sales of property, plant and equipment and other	0.2	0.9

Net cash used in investing activities	(27.4)	(20.0)

Cash flows from financing activities:
Proceeds from borrowings, net	7.0	-
Dividends	(44.8)	(41.9)
Purchases of treasury shares	(7.9)	(27.1)
Excess tax benefits from stock options and awards	7.3	2.6
Proceeds from exercise of stock options and other	33.4	13.7

Net cash used in financing activities	(5.0)	(52.7)

Effect of exchange rate changes on cash and cash equivalents	5.5	(3.1)

Increase (decrease) in cash and cash equivalents	(26.9)	7.8
Cash and cash equivalents, beginning of period	1,035.3	381.6

Cash and cash equivalents, end of period	$1,008.4	$389.4

(1) Net of the effects of translation and acquisitions

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31,	December 31,
	2011	2010
	(in millions where applicable)
Short-term debt	$17.4	$7.7
Current maturities of long-term debt	—	0.6
Long-term debt	1,418.8	1,420.4

Total debt	1,436.2	1,428.7
Total shareholders’ equity	3,585.9	3,206.1

Total capitalization	$5,022.1	$4,634.8

Total debt-to-total-capitalization ratio	28.6%	30.8%
Total debt	$1,436.2	$1,428.7
Less: Cash and cash equivalents	1,008.4	1,035.3

Net debt	$427.8	$393.4

Total capitalization	$5,022.1	$4,634.8
Less: Cash and cash equivalents	1,008.4	1,035.3

Total capitalization net of cash	$4,013.7	$3,599.5

Net debt-to-total-capitalization ratio	10.7%	10.9%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2011	2010
	(in millions)
Net cash provided by operating activities	$-	$83.6
Less capital expenditures	(25.8)	(14.7)
Add proceeds from sales of property,	0.2	0.9
plant and equipment and other

Free cash flow	$(25.6)	$69.8